UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	February 20, 2007

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition

MONARCH CASINO REPORTS RECORD BREAKING FOURTH QUARTER AND FULL-YEAR RESULTS

Highlights from the fourth quarter record results:
•	Net revenue of $37.0 million
•	Income from operations of $7.7 million ($8.2 million excluding stock option expense)
•	EBITDA(1) of $9.8 million ($10.3 million excluding stock option expense)
•	Diluted EPS of 27 cents (28 cents excluding stock option expense, net of tax)

Highlights from the full-year record results:
•	Net revenue of $152.0 million
•	Income from operations of $33.5 million ($36.8 million excluding stock option expense)
•	EBITDA(1) of $42.1 million ($45.3 million excluding stock option expense)
•	Diluted EPS of $1.15 ($1.26 excluding stock option expense, net of tax)

RENO, NV - February 20, 2007 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort in Reno, Nevada, today announced record fourth-quarter and full-year results for net revenue, income from operations, EBITDA(1) and diluted EPS for the periods ended December 31, 2006.

RESULTS FOR THE QUARTER ENDED DECEMBER 31, 2006
The Company reported record fourth-quarter net revenue of $37.0 million, a 6.0% increase over the comparative quarter in 2005, and announced that the revenue generated by each of its revenue centers was also the highest ever reported for a fourth quarter. Specifically, casino, food and beverage and hotel operations each drove revenue increases over the same quarter of the prior year of 6.3%, 3.0% and 11.3%, respectively.
The Company announced quarterly income from operations of $7.7 million, EBITDA(1) of $9.8 million and diluted EPS of 27 cents, each of which were also the highest ever reported for a fourth quarter even with the recognition of $525,000 of stock option expense as required by the new accounting rules of SFAS 123R. Beginning January 1, 2006, these new accounting rules required that companies record compensation expense related to employee stock option grants. No similar expense is reflected in the financial statements for periods prior to 2006. Excluding the effects of this stock option expense from the current quarter’s results, the Company would have posted income from operations of $8.2 million, EBITDA(1) of $10.3 million and diluted EPS of 28 cents, and when compared to the same quarter of the prior year; these results represent increases of 9.1%, 7.1% and 7.7%, respectively.
The Company reported a $1.4 million, or 14.2%, increase in selling, general and administrative expenses over the same quarter of the prior year. The primary drivers of this increase were stock option expense of $487,000 related to the implementation of the new accounting rules as required by SFAS 123R, increased marketing and promotional expense, increased payroll costs, increased legal fees and higher energy costs.

 RESULTS FOR THE YEAR ENDED DECEMBER 31, 2006
For the year, the Company reported record net revenue of $152.0 million, an 8.7% increase over its 2005 net revenue, and announced that revenue generated by each of its revenue centers was the highest reported for any year. Specifically, casino, food and beverage and hotel operations each drove revenue increases over the prior year of 9.3%, 6.4% and 10.5%, respectively.
The Company announced income from operations of $33.5 million, EBITDA(1) of $42.1 million and diluted EPS of $1.15; each of which were the highest ever reported even with the recognition of $3.3 million of stock option expense as required by the new accounting rules of SFAS 123R. Excluding the effects of this stock option expense from fiscal 2006 results, the Company would have posted income from operations of $36.8 million, EBITDA(1) of $45.3 million and diluted EPS of $1.26, and when compared to the prior year, these results represent increases of 11.2%, 9.4% and 14.6%, respectively.
The Company reported an $8.2 million, or 21.6%, increase in selling, general and administrative expenses over the prior year. The primary drivers of this increase were stock option expense of $3.1 million, $1.2 million of which related to a one-time, non-cash charge related to early vesting of stock options for the Company’s former Co-Chairman and Chief Financial Officer who resigned in the second quarter of 2006; increased marketing and promotional expense; increased payroll costs; increased legal fees; higher bad debt expense and higher energy costs.
Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance: “These results are the product of the dedication and quality work of our team. In addition to representing records for a fourth quarter and for a full year, they add to our team’s history of delivering consistently strong results. We are looking forward to the upcoming year as we begin the next phase of our expansion. ”
The Company commented that it plans to break ground on the next phase of its expansion in the second quarter of 2007 with completion expected in the second quarter of 2008. New space will be added to the first floor casino level, the second and third floors and the basement level totaling approximately 116,000 square feet. The existing casino floor will be expanded by over 10,000 square feet, or approximately 20%. The first floor casino plans include a redesigned, updated and expanded race and sports book of approximately 4,000 square feet and an enlarged poker room. The expansion will also include a New York-style deli restaurant. The second floor expansion will create additional ballroom and convention space of approximately 27,000 square feet, doubling the existing facilities. The spa and fitness center will be remodeled and expanded to create an ultra-modern spa and fitness center facility. The Company expects to fund the cost of the expansion entirely out of cash on-hand and operating cash flow.
The Company also announced today that its 2007 Annual Meeting of Stockholders will be held on Tuesday, May 22, 2007 at 10am local time, at the Company’s Atlantis Casino Resort, 3800 South Virginia Street in Reno, Nevada. The record date for stockholders entitled to vote at the Annual Meeting is Thursday, April 5, 2007.
Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort in Reno, Nevada. The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center. The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses it as additional paved parking for the Atlantis. The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 51,000 square feet of high-energy casino space with 38 table games and approximately 1,450 slot and video poker machines, a sports book, Keno and a poker room, and offers a variety of dining choices in the form of nine high-quality food outlets.
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance and (ii) future expansion plans. The actual results may differ materially from those described in any forward-looking statements. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts: Ron Rowan, CFO at (775) 825-4700 or rrowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1)
"EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies. Monarch Casino & Resort, Inc.

MONARCH CASINO & RESORT, INC.
Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(UNAUDITED)	(UNAUDITED)
Revenues
Casino	$25,711,186	$24,178,576	$ 103,332,559	$ 94,501,028
Food and beverage	10,267,553	9,968,695	41,037,321	38,564,365
Hotel	5,831,944	5,241,806	26,412,755	23,909,915
Other	1,229,977	1,229,554	4,878,840	4,690,105
Gross revenues	43,040,660	40,618,631	175,661,475	161,665,413
Less promotional allowances	(6,047,994)	(5,726,735)	(23,692,521)	(21,880,793)
Net revenues	36,992,666	34,891,896	151,968,954	139,784,620
Operating expenses
Casino	8,650,752	8,314,484	34,134,518	31,990,758
Food and beverage	4,898,995	4,765,009	19,533,532	18,795,268
Hotel	2,070,882	1,833,550	8,383,382	7,696,576
Other	333,783	340,867	1,450,100	1,340,556
Selling, general and administrative	11,253,810	9,850,834	46,309,938	38,073,313
Gaming development costs	5,753	165,894	106,477	439,984
Depreciation and amortization	2,128,543	2,127,861	8,559,374	8,379,033
Total operating expenses	29,342,518	27,398,499	118,477,321	106,715,488
Income from operations	7,650,148	7,493,397	33,491,633	33,069,132
Other income (expense)
Interest income	275,319	-	466,050	257
Interest expense	(22,877)	(122,411)	(97,722)	(1,013,377)
Total income (expense)	252,442	(122,411)	368,328	(1,013,120)
Income before income taxes	7,902,590	7,370,986	33,859,961	32,056,012
Provision for income taxes	2,783,590	2,470,552	11,779,590	11,020,552
Net income	$ 5,119,000	$ 4,900,434	$ 22,080,371	$ 21,035,460

Earnings per share of common stock
Net income
Basic	$ 0.27	$ 0.26	$ 1.16	$ 1.12
Diluted	$ 0.27	$ 0.26	$ 1.15	$ 1.10

Weighted average number of
common shares and potential
common shares outstanding:
Basic	19,063,439	18,873,751	18,990,331	18,848,532
Diluted	19,289,563	19,129,889	19,274,847	19,093,777

MONARCH CASINO & RESORT, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,		December 31,
	2006		2005
ASSETS
Current assets
Cash	$36,985,187		$12,886,494
Receivables, net	3,268,970		3,559,602
Federal income tax refund receivable	-		286,760
Inventories	1,471,667		1,456,453
Prepaid expenses	2,833,126		2,401,619
Deferred income taxes	965,025		1,326,224
Total current assets	45,523,975		21,917,152
Property and equipment
Land	10,339,530		10,339,530
Land improvements	3,166,107		3,166,107
Buildings	78,955,538		78,955,538
Building improvements	10,435,062		10,398,814
Furniture & equipment	72,708,061		67,393,755
Leasehold improvements	1,346,965		1,346,965
	176,951,263		171,600,709
Less accumulated depreciation and amortization	(84,325,578)		(76,117,346)
Net property and equipment	92,625,685		95,483,363
Other assets, net	231,247		269,524
Total assets	$138,380,907		$117,670,039

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	8,590,669		7,335,630
Accrued expenses	9,878,851		8,722,221
Federal income taxes payable	16,457		-
Total current liabilities	18,485,977		16,057,851
Long-term debt, less current maturities	-		8,100,000
Deferred income taxes	4,248,614		5,953,193
Stockholders' equity Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued
-		-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,072,550 shares issued;

19,065,968 outstanding at 12/31/06
18,879,310 outstanding at 12/31/05	190,726		190,726
Additional paid-in capital	23,205,045		17,882,827
Treasury stock, 6,582 shares at 12/31/06
193,240 shares at 12/31/05, at cost	(24,145)		(708,877)
Retained earnings	92,274,690		70,194,319
Total stockholders' equity	115,646,316		87,558,995
Total liabilities and stockholder's equity	$138,380,907		$117,670,039

MONARCH CASINO & RESORT, INC.
Reconciliation of Net Income to EBITDA(1)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
Net Income	$ 5,119,000	$ 4,900,434	$ 22,080,371	$ 21,035,460
Adjustments
Provision for income taxes	2,783,590	2,470,552	11,779,590	11,020,552
Interest expense	22,877	122,411	97,722	1,013,377
Depreciation & amortization	2,128,543	2,127,861	8,559,374	8,379,033
Interest income	(275,319)	-	(466,050)	(257)
EBITDA(1)	$ 9,778,691	$ 9,621,258	$ 42,051,007	$ 41,448,165

(1) "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income. EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity. This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.
(Registrant)

Date February 20, 2007
/s/ Ronald Rowan______________
Ronald Rowan Chief Financial Officer and Treasurer